Exhibit 99.1

Third Quarter Report
Quarter ended September 30, 2012

One BriarLake Plaza in Houston, Texas, was acquired by Behringer Harvard REIT I, Inc., in September 2008.

Third Quarter Overview

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On August 31, 2012, the Company entered into a series of agreements, and amendments to existing agreements and arrangements, with its former Advisor (Behringer Advisors) and affiliates. As a result, the Company now performs certain of the functions previously provided by its former Advisor. In particular, the Company has hired personnel previously employed by affiliates of its former Advisor. Also, effective as of August 31, 2012, the Company is no longer required to pay asset management fees, acquisition fees, or debt financing fees to its former Advisor (except for acquisition and debt financing fees related to the previously committed development of Two BriarLake Plaza). The Company will continue to purchase on a transitional basis certain services, such as human resources, shareholder services, and information technology, from its former Advisor. HPT Management will continue to manage the Company’s properties on substantially the same terms and conditions of their previous agreement; however, the agreement was amended to, among other things, provide the Company with the ability in the future to obtain the right to hire their employees providing property management functions on the Company’s behalf, subject to certain conditions.

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Total portfolio occupancy as of September 30, 2012, was 85%, a decrease from 86% at June 30, 2012. Another strong leasing performance in the third quarter was offset by the expiration of two large leases that were not renewed; one because the former tenant relocated to a building it had constructed for its own use, and the other due to the acquisition of the tenant and the subsequent relocation of the related jobs overseas.

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During the third quarter, the Company leased approximately 720,000 square feet resulting in 255,000 square feet of negative net absorption, bringing total positive net absorption to 80,000 square feet year-to-date. New and expansion leasing for the quarter consisted of 320,000 square feet, representing 44% of total leasing. Average net rents executed in the third quarter were 5% higher than the expiring rents.

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On September 20, 2012, the Company sold its One City Centre property, a building located in Houston, Texas, to an unaffiliated third party for a contract sales price of $131.0 million. The sale generated net proceeds of $53.8 million, of which $50.7 million was used to reduce debt.

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On September 18, 2012, the Company announced its plans for the development of a 12-story office tower with 318,000 square feet of rentable space in its BriarLake Plaza complex on the west side of Houston, Texas. The new property, to be named Two BriarLake Plaza, has been 50% pre-leased to Samsung Engineering America, Inc. and will serve as their North American headquarters. Two BriarLake Plaza, the final phase of the complex, will be constructed on a 1.5-acre site at the corner of West Sam Houston Parkway and Briar Forest Drive in the heart of the Westchase Management District, one of the strongest office markets in Houston. When construction is completed in 2014, the BriarLake Plaza complex will comprise more than 800,000 rentable square feet of office space.

Financial Highlights

(in thousands, except per share data) Some numbers have been rounded for presentation purposes.	3 mos. ended Sept. 30, 2012	3 mos. ended Sept. 30, 2011	9 mos. ended Sept. 30, 2012	9 mos. ended Sept. 30, 2011
Modified FFO attributable to common stockholders	$15,394	$7,535	$36,202	$32,304
Diluted Modified FFO, per share	$0.05	$0.03	$0.12	$0.11
Distributions declared on common shares	$7,465	$7,414	$22,356	$22,207
Distributions declared, per share	$0.025	$0.025	$0.075	$0.075

(in thousands)	As of Sept. 30, 2012
Total assets	$3,238,962
Total liabilities	$2,387,238

Investor Information

A copy of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov or by written request to the Company at its corporate headquarters. For additional information about Behringer Harvard REIT I, Inc., please contact us at 866.655.3650.

behringerharvard.com/reit1

Reconciliation of Net Loss to Funds from Operations (FFO) and Modified Funds from Operations (MFFO) attributable to common stockholders

	3 mos. ended	3 mos. ended	9 mos. ended	9 mos. ended
(in thousands, except per share data)	Sept. 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011
Net loss	$(31,296)	$(105,136)	$(93,274)	$(177,196)
Net loss attributable to noncontolling interests	69	151	144	395
Real estate depreciation and amortization from consolidated properties	48,338	52,461	147,814	168,515
Real estate depreciation and amortization from unconsolidated properties	1,784	2,080	5,515	5,532
Impairment of depreciable real estate assets	8,301	84,974	25,086	91,972
Gain on sale or transfer of depreciable real estate	(5,041)	(15,347)	(20,230)	(17,371)
Noncontrolling interests share of above adjustments	(275)	(363)	(794)	(973)
FFO attributable to common stockholders	$21,880	$18,820	$64,261	$70,874

Acquisition expenses	—	63	—	238
Straight-line rent adjustment	(2,939)	(6,873)	(14,503)	(18,354)
Amortization of above- and below-market rents, net	(3,556)	(3,051)	(10,009)	(15,921)
Gain on early extinguishment of debt and troubled debt restructuring	—	(1,441)	(3,587)	(4,590)
Noncontrolling interests share of above adjustments	9	17	40	57
MFFO attributable to common stockholders	$15,394	$7,535	$36,202	$32,304
Weighted average common shares outstanding—basic	298,618	296,579	298,127	296,108
Weighted average common shares outstanding—diluted	298,646	296,593	298,156	296,122
Net loss per common share—basic and diluted	$(0.10)	$(0.35)	$(0.31)	$(0.60)
FFO per common share—basic and diluted	$0.07	$0.06	$0.22	$0.24
MFFO per common share—basic and diluted	$0.05	$0.03	$0.12	$0.11

Note: In periods of net loss, there are no dilutive securities, and diluted loss per common share is calculated using weighted average common shares outstanding-basic as the denominator.

This quarterly summary contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this quarterly summary. Such factors include those described in the Risk Factors section of Behringer Harvard REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.